EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT AND REPORT ON SCHEDULES

     We consent to the use in this Amendment No. 1 to Registration Statement No. 333-109420 on Form S-4 of our report on the combined financial statements of Stratagene Corporation (formerly “Stratagene Holding Corporation”) and subsidiaries and BioCrest Holdings, LLC and subsidiaries (entities under common control and management) dated September 26, 2003 and January 26, 2004, as to Note 12 and Note 13 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement described in Note 13), appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Prospectus.

     Our audits of the combined financial statements of Stratagene Corporation and subsidiaries and BioCrest Holdings, LLC and subsidiaries referred to in our aforementioned report also included the financial statement schedule of Stratagene Corporation and subsidiaries and BioCrest Holdings, LLC and subsidiaries listed in Item 21(b). This financial statement schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion based on our audit. In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ DELOITTE & TOUCHE LLP

San Diego, California
January 26, 2004